May 2007	Preliminary Terms No. 277
Registration Statement No. 333-131266
Dated May 2, 2007
Filed pursuant to Rule 433

Structured Investments
Opportunities in Equities
Trigger PLUS based on the MSCI EAFE Index® due May 20, 2012
Trigger Performance Leveraged Upside SecuritiesSM

Trigger PLUS offer leveraged exposure to a wide variety of assets and asset classes including equities, commodities and currencies. These investments allow investors to capture enhanced returns relative to the asset's actual positive performance. Payment at maturity of the Trigger PLUS will be based upon the closing value of the underlying index on the index valuation date and upon whether the underlying index has declined to or below a specified trigger level at any time on any day during the observation period. The Trigger PLUS do not guarantee any return of principal at maturity and do not pay interest.

S U M M A R Y T E R M S
Issuer:		Morgan Stanley
Maturity date:		May 20, 2012
Underlying index:		MSCI EAFE Index®
Aggregate principal amount:		$
Payment at maturity:

■ If the final index value is greater than the initial index value:
            $1,000 + ($1,000 x upside leverage factor x index percent increase).

■ If the final index value is less than or equal to the initial index value but the index value has not decreased to or below the trigger level at any time on any day during the observation period:
              $1,000.

■     If the final index value is less than or equal to the initial index value and the index value has decreased to or below the trigger level at any time on any day during the observation period:
                  $1,000 times the index performance factor.
           This amount will be less than or equal to the stated principal amount of $1,000, which may result in a loss of some or all of your investment.

Upside leverage factor:		125% to 135% (the actual leverage factor will be determined on the pricing date.)
Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		The closing value of the MSCI EAFE Index® as published on the Bloomberg page “MXEA” on the index business day immediately following the pricing date.
Final index value:		The closing value of the MSCI EAFE Index® on the index valuation date.
Index value:		The value of the MSCI EAFE Index® at any time (including at the open and close of trading for the MSCI EAFE Index® ) during regular trading hours on each index business day, as published on the Bloomberg page “MXEA” or any successor page.
Index valuation date:		May 17, 2012, subject to adjustment for certain market disruption events.
Index performance factor:		(final index value / initial index value)
Trigger level:		70% of initial index value
Observation period:		The period of regular trading hours on each index business day on which there is no market disruption event with respect to the MSCI EAFE Index® from but excluding the pricing date to and including the index valuation date.
Interest:		None
Stated principal amount:		$1,000 per Trigger PLUS
Issue price:		$1,000 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:		May , 2007
Original issue date:		May , 2007 (5 business days after the pricing date)
CUSIP:		61747S397
Listing:		The Trigger PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to public	Agent’s commissions(1)	Proceeds to company
	Per Trigger PLUS	$1,000	$25	$975
	Total	$	$	$
(1) For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Amendment No. 1 to Prospectus Supplement for PLUS dated December 21, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Trigger PLUS Based on the Value of
the MSCI EAFE Index®

Investment Overview

Trigger Performance Leveraged Upside Securities

The Trigger PLUS Based on the MSCI EAFE Index® (the “Trigger PLUS”) can be used:

■	As an alternative to direct exposure to the MSCI EAFE Index® that enhances returns for the positive performance of the MSCI EAFE Index®

■	To enhance returns and potentially outperform the MSCI EAFE Index® in a bullish scenario with unlimited appreciation potential

■	To achieve similar levels of upside exposure to the MSCI EAFE Index® as a direct investment, while using fewer dollars by taking advantage of the leverage factor

■	To provide contingent protection against a loss of principal in the event of a decline in the MSCI EAFE Index® but only if the MSCI EAFE Index® does not decline to or below the trigger level at any time on any day during the five-year observation period

Maturity:	5 years
Upside leverage factor:	125% to 135% (to be determined on the pricing date)
Trigger level:	70% of initial index value
Coupon:	None

MSCI EAFE Index® Overview

The MSCI EAFE Index® is a stock index calculated, published and disseminated daily by Morgan Stanley Capital International Inc. (“MSCI”), a majority-owned subsidiary of Morgan Stanley, and is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and those in Europe and Asia, which include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The MSCI EAFE Index® is described under the heading “Underlying Indices and Underlying Index Publishers Information—MSCI EAFE Index®” in Annex A of the accompanying prospectus supplement for PLUS.

Information as of market close on May 1, 2007

Ticker:	MXEA	52 Weeks Ago:	1,922.80
Current Index Level:	2,224.25	52 Week High Index Value (on 04/26/07):	2,256.82
		52 Week Low Index Value (on 06/14/06):	1,673.83

MSCI EAFE Index® Historical Performance
January 1, 2002 to May 1, 2007

May 2007	Page 2

Trigger PLUS Based on the Value of
the MSCI EAFE Index®

Key Investment Rationale

The Trigger PLUS offer 125% to 135% leveraged upside on the positive performance of the MSCI EAFE Index® and provide contingent protection against a loss of principal in the event of a decline in the MSCI EAFE Index® but only if the MSCI EAFE Index® does not decline to or below the trigger level at any time on any day during the five-year observation period.

Leverage Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the MSCI EAFE Index® .

Best Case Scenario

The MSCI EAFE Index® increases in value and, at maturity, the Trigger PLUS redeem for the stated principal amount of $1,000 plus a payment equal to $1,000 times the upside leverage factor times the index percent increase, which is not subject to a maximum payment amount.

No Trigger Scenario

The MSCI EAFE Index® declines in value but the index value of the MSCI EAFE Index® does not fall to or below the trigger level at any time on any day during the five-year observation period and, at maturity, the Trigger PLUS redeem for the stated principal amount of $1,000.

Worst Case Scenario

The MSCI EAFE Index® declines in value and the index value of the MSCI EAFE Index® falls to or below the trigger level at any time on any day during the observation period and, at maturity, the Trigger PLUS redeem for less than the stated principal amount by an amount proportionate to the decline in the index from the initial index value.

Summary of Selected Key Risks (see page 8)

■	No guaranteed return of principal.

■	No interest payments.

■	Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

■	The market price of the Trigger PLUS will be influenced by many unpredictable factors, including the value, volatility and dividend yield of the MSCI EAFE Index® .

■	The Trigger PLUS are linked to foreign equity securities.

■	The MSCI EAFE Index® is subject to currency exchange risk.

■	Adjustments to the underlying index by the index publisher could adversely affect the value of the securities.

■	Economic interests of the calculation agent may be potentially adverse to investors.

■	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.

■	Credit risk to Morgan Stanley whose credit rating is currently Aa3/A+.

May 2007	Page 3

Trigger PLUS Based on the Value of
the MSCI EAFE Index®

Fact Sheet

The Trigger PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and the accompanying prospectus, as supplemented or modified by these preliminary terms. At maturity, an investor will receive for each stated principal amount of Trigger PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon (i) the closing value of the MSCI EAFE Index® on the index valuation date and (ii) whether the index value of the MSCI EAFE Index® has decreased to or below the trigger level at any time on any day during the observation period. The Trigger PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
May , 2007	May , 2007 (5 trading days after the pricing date)	May 20, 2012, subject to postponement due to market disruption events

Key Terms

Issuer:	Morgan Stanley

Underlying index:	MSCI EAFE Index®

Underlying index publisher:	Morgan Stanley Capital International Inc. (“MSCI”)

Aggregate principal amount:	$

Issue price:	$1,000 per Trigger PLUS.

Stated principal amount:	$1,000 per Trigger PLUS

Denominations:	$1,000 per Trigger PLUS and integral multiples thereof

Principal protection:	None

Interest:	None

Bull market or bear market PLUS:	Bull market PLUS

Payment at maturity:	■ If the final index value is greater than the initial index value:
$1,000 + ($1,000 x upside leverage factor x index percent increase).
■ If the final index value is less than or equal to the initial index value but the index value has not decreased to or below the trigger level at any time on any day during the observation period:
$1,000.
■ If the final index value is less than or equal to the initial index value and the index value has decreased to or below the trigger level at any time on any day during the observation period:
$1,000 times the index performance factor.
This amount will be less than or equal to the stated principal amount of $1,000, which may result in a loss of some or all of your investment.

Upside leverage factor:	125% to 135% (to be determined on the pricing date)

Index percent increase:	(final index value – initial index value) / initial index value

Initial index value:

The closing value of the MSCI EAFE Index® as posted on the Bloomberg page “MXEA” on the index business day immediately following the pricing date. If there is a market disruption event on such day, then the determination of the initial index value will be postponed to the next succeeding index business day.

Final index value:	The closing value of the MSCI EAFE Index® on the index valuation date.

Index value:

The value of the MSCI EAFE Index® at any time (including at the open and close of trading for the MSCI EAFE Index® ) during regular trading hours on each index business day, as published on the Bloomberg page “MXEA” or any successor page, subject to adjustment for non-trading days or a market disruption event in the same manner as set forth in “Description of PLUS— Payment at Maturity—For issuances of PLUS linked to a single index” in the accompanying prospectus supplement for PLUS.

Index valuation date:	May 17, 2012, subject to adjustment for certain market disruption events, as set forth in “Description of PLUS—Payment at Maturity—For issuances of PLUS linked to a single index.”

Index performance factor:	(final index value / initial index value)

Trigger level:	70% of the initial index value

Observation period:

The period of regular trading hours on each index business day on which there is no market disruption event with respect to the MSCI EAFE Index® from but excluding the pricing date to and including the index valuation date as such date may be adjusted for certain market disruption events.

Maximum payment at maturity:	None

Postponement of maturity date:	If the scheduled index valuation date is not an index business day or if a market disruption event occurs on that day so that the index valuation date as postponed falls less than two scheduled index business days prior to the scheduled maturity date, the maturity date of the Trigger PLUS will be postponed until the second scheduled index business day following that index valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 8.

May 2007	Page 4

Trigger PLUS Based on the Value of
the MSCI EAFE Index®

General Information

Listing: CUSIP: Tax considerations:

The Trigger PLUS will not be listed on any securities exchange.

61747S397

Although the issuer believes the Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS.

Assuming this characterization of the Trigger PLUS is respected, the following U.S. federal income tax consequences should result.

•	A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to maturity, other than pursuant to a sale or exchange.
•	Upon sale, exchange or settlement of the Trigger PLUS at maturity, a U.S. Holder should generally recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS. Such gain or loss should generally be long-term capital gain or loss if the investor has held the Trigger PLUS for more than one year.

Please read the discussion under “Risk Factors— Structure Specific Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS concerning the U.S. federal income tax consequences of investing in the Trigger PLUS.

Trustee: Calculation agent: Supplemental information regarding discontinuance of the MSCI EAFE Index®

The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)

Morgan Stanley & Co. Incorporated (“MS & Co.”)

If MSCI discontinues publication of the MSCI EAFE Index® prior to, and such discontinuance is continuing on, any index business day (on which determination need be made as to whether the index value of the underlying index falls to or below the trigger level) and MS & Co., as the calculation agent, determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the index closing value of the MSCI EAFE Index® for such index business day. Following any such determination, the calculation agent will not compute the intra-day index value of the underlying index on any index business day and will instead rely on the index closing value as computed by the calculation agent for the purpose of determining whether the index value of the underlying index falls to or below the trigger level.

Use of proceeds and hedging:

The net proceeds we receive from the sale of the Trigger PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Trigger PLUS through one or more of our subsidiaries.

On or prior to the index business day immediately following the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the Trigger PLUS by taking positions in futures and options contracts on the MSCI EAFE Index® . Such purchase activity could increase the value of the MSCI EAFE Index® , and therefore the value at which the MSCI EAFE Index® must close on the index valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the Trigger PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

ERISA: Contact:

See “ERISA” in the accompanying prospectus supplement for PLUS.

You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number (866) 477-4776 / (914) 225-7000).

This offering summary represents a summary of the terms and conditions of the Trigger PLUS. We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering.

May 2007	Page 5

Trigger PLUS Based on the Value of
the MSCI EAFE Index®

How Trigger PLUS Work

The following payment scenarios illustrate the potential returns on the Trigger PLUS at maturity.

Payment Scenario 1

The final index value is greater than the initial index value, and you receive a full return of principal at maturity as well as a payment equal to $1,000 times the upside leverage factor times the index percent increase that is not subject to a maximum payment amount.

Payment Scenario 2

The final index value is less than or equal to the initial index value but the index has not decreased to or below the trigger level at any time on any day during the observation period, and you receive the stated principal amount at maturity.

Payment Scenario 3

The final index value is less than or equal to the initial index value and the index has decreased to or below the trigger level at any time on any day during the observation period, and you receive a payment at maturity that is less than the stated principal amount of each Trigger PLUS by an amount proportionate to the decline in the value of the underlying index from the initial index value. This amount will be less than or equal to the stated principal amount of $1,000, which may result in a loss of some or all of your investment.

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of Trigger PLUS that they hold an amount in cash based upon (i) the closing value of the MSCI EAFE Index® on the index valuation date and (ii) whether the index value of the MSCI EAFE Index® has decreased to or below the trigger level at any time on any day during the observation period, determined as follows:

•	If the final index value is greater than the initial index value, investors will receive for each $1,000 stated principal amount of Trigger PLUS that they hold a payment at maturity equal to:

$1,000 + ($1,000 x leverage factor of 125% to 135% x index percent increase)

where,

final index value - initial index value
index percent increase	=
initial index value

•	If the final index value is less than or equal to the initial index value, but the index has not declined to or below the trigger level at any time on any day during the observation period, you will receive for each Trigger PLUS that you hold a payment at maturity equal to the $1,000 stated principal amount.

•

If the final index value is less than or equal to the initial index value, and the index has declined to or below the trigger level at any time on any day during the observation period, you will receive for each Trigger PLUS that you hold a payment at maturity that is less than the stated principal amount of each Trigger PLUS by an amount proportionate to the decline in value of the MSCI EAFE Index® from the initial index value, which will be equal to:

$1,000 x index performance factor

where,

final index value
index performance factor	=
initial index value

Because the index performance factor will be less than or equal to 1.0, the payment at maturity will be less than or equal to the stated principal amount under this scenario.

Under no circumstances will the payment at maturity be less than zero.

May 2007	Page 6

Trigger PLUS Based on the Value of
the MSCI EAFE Index®

Hypothetical Payments on the Trigger PLUS

The following examples illustrate the payment at maturity on the Trigger PLUS for a range of hypothetical final index values and hypothetical lowest index values for the underlying index during the observation period.

The hypothetical examples are based on the following hypothetical values:

■	Initial index value:	2,000
■	Trigger level:	1,400 (70% of the initial index value)
■	Leverage factor:	130%

TABLE 1: This table represents the hypothetical payment at maturity on a $1,000 investment in the Trigger PLUS when the final index value is greater than the hypothetical initial index value of 2,000. In this scenario, any decrease of the index value below the trigger level is irrelevant to the payment at maturity.

Hypothetical final index value	Hypothetical lowest index value during	Payment at maturity of Trigger
on index valuation date	observation period	PLUS
2,100	1,200	$1,065
2,200	1,200	$1,130
2,500	1,200	$1,325

TABLE 2: This table represents the hypothetical payment at maturity on a $1,000 investment in the Trigger PLUS on the basis that the final index value is less than or equal to the hypothetical initial index value of 2,000 but that the index value has not decreased to or below the hypothetical trigger level of 1,400 at any time on any day during the observation period.

Hypothetical final index value	Hypothetical lowest index value during	Payment at maturity of Trigger
on index valuation date	observation period	PLUS
1,900	1,600	$1,000
1,800	1,500	$1,000
1,700	1,450	$1,000
1,450	1,450	$1,000

TABLE 3: This table represents the hypothetical payment at maturity on a $1,000 investment in the Trigger PLUS on the basis that the final index value is less than or equal to the hypothetical initial index value of 2,000 and that the index value has decreased to or below the hypothetical trigger level of 1,400 at any time on any day during the observation period.

Hypothetical final index value	Hypothetical lowest index value during	Payment at maturity of Trigger
on index valuation date	observation period	PLUS
1,900	1,400	$950
1,800	1,200	$900
1,400	1,400	$700
1,000	900	$500

Because the value of the MSCI EAFE Index® may be subject to significant fluctuation during the observation period, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations above are intended to illustrate how the amount payable to you at maturity will depend both on (i) whether the final index value of the MSCI EAFE Index® is greater than or less than or equal to the initial index value of the MSCI EAFE Index® and (ii) whether the index value of the MSCI EAFE Index® has or has not decreased to or below the trigger level at any time on any day during the observation period.

May 2007	Page 7

Trigger PLUS Based on the Value of
the MSCI EAFE Index®

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For a complete list of risk factors, please see the accompanying prospectus supplement for PLUS and the accompanying prospectus.

Structure Specific Risk Factors

■	Trigger PLUS do not pay interest or guarantee return of principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee payment of the stated principal amount at maturity. If the final index value is less than the initial index value, and the index value has declined to or below the trigger level at any time on any day during the observation period, you will receive for each Trigger PLUS that you hold a payment at maturity that is less than the stated principal amount of each Trigger PLUS by an amount proportionate to the decline in the value of the MSCI EAFE Index®.

■	Market price influenced by many unpredictable factors. Several factors will influence the value of the Trigger PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Trigger PLUS in the secondary market, including: the value, volatility and dividend yield of the MSCI EAFE Index® , whether the MSCI EAFE Index® has decreased to or below the trigger level, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and creditworthiness of the issuer.

■	Not equivalent to investing in the MSCI EAFE Index® . Investing in the Trigger PLUS is not equivalent to investing in the MSCI EAFE Index® or its component stocks. Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the MSCI EAFE Index® .

■	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Trigger PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Trigger PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Trigger PLUS. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

■	There are risks associated with investments in securities indexed to the value of foreign equity securities. Investments in securities indexed to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

■	The MSCI EAFE Index® is subject to currency exchange risk. Because the closing prices of the securities constituting the MSCI EAFE Index® are converted into U.S. dollars for purposes of calculating the value of the MSCI EAFE Index® , investors in the Trigger PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the component securities in the MSCI EAFE Index® denominated in each such currency. The devaluation of the U.S. dollar against the currencies in which the component securities trade will result in an increase in the value of the MSCI EAFE Index® . Conversely, if the U.S. dollar strengthens against such

May 2007	Page 8

Trigger PLUS Based on the Value of
the MSCI EAFE Index®

currencies, the value of the MSCI EAFE Index® will be adversely affected and may reduce or eliminate any return on your investment. Fluctuations in currency exchange rates can have a continuing impact on the value of the MSCI EAFE Index®, and any negative currency impact on the MSCI EAFE Index® may significantly decrease the value of the Trigger PLUS.

■	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. Please read the discussion under “Fact Sheet— General Information— Tax Considerations” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the Trigger PLUS. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Trigger PLUS, the timing and character of income on the Trigger PLUS might differ from the tax treatment described in the Tax Disclosure Sections. For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Trigger PLUS as ordinary income. The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Trigger PLUS, and the IRS or a court may not agree with the tax treatment described in these preliminary terms and the prospectus supplement for PLUS.

Other Risk Factors

■	Secondary trading may be limited. The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. Even if there is a secondary market, it may not provide significant liquidity. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

■	Adjustments to the MSCI EAFE Index® could adversely affect the value of the Trigger PLUS. MSCI can add, delete or substitute the stocks underlying the MSCI EAFE Index® , and can make other methodological changes that could change the value of the MSCI EAFE Index® ; or may discontinue or suspend calculation or publication of the MSCI EAFE Index® at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. Any of these actions could adversely affect the value of the Trigger PLUS.

■	Potential adverse economic interest of the calculation agent. The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Trigger PLUS. MS & Co., the calculation agent, is our subsidiary. As calculation agent, MS & Co., and other affiliates of ours will carry out hedging activities related to the Trigger PLUS or trade in the component stocks of the MSCI EAFE Index® or other instruments related to the MSCI EAFE Index® on a regular basis. Any of these hedging or trading activities on or prior to the index business day immediately following the pricing date could potentially affect the initial index value and, therefore, could increase the value at which the MSCI EAFE Index® must close before an investor receives a payment at maturity that exceeds the issue price of the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the index valuation date, could potentially affect whether the value of the MSCI EAFE Index® on any index business day during the observation period, including on the index valuation date, decreases to or below the trigger level and, therefore, whether or not an investor will receive less than the principal amount of the Trigger PLUS at maturity, as well as the value of the MSCI EAFE Index® on the index valuation date and, accordingly, the amount of cash an investor will receive at maturity.

May 2007	Page 9

Trigger PLUS Based on the Value of
the MSCI EAFE Index®

Information about the MSCI EAFE Index®

The MSCI EAFE Index®. The MSCI EAFE Index® is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, and is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and those in Europe and Asia, which include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The MSCI EAFE Index® is described under the heading “Underlying Indices and Underlying Index Publishers Information—MSCI EAFE Index®” in Annex A of the accompanying prospectus supplement for PLUS.

License Agreement between MSCI and Morgan Stanley. “MSCI EAFE Index®” is a trademark of MSCI and has been licensed for use by Morgan Stanley. See “Underlying Indices and Underlying Index Publishers Information—MSCI EAFE Index®—License Agreement between MSCI and Morgan Stanley” in Annex A of the accompanying prospectus supplement for PLUS.

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the MSCI EAFE Index® for each quarter in the period from January 1, 2002 through May 1, 2007. The closing value of the MSCI EAFE Index® on May 1, 2007 was 2,224.25. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the MSCI EAFE Index® Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the MSCI EAFE Index® on the index valuation date. The payment of dividends on the stocks that constitute the MSCI EAFE Index® are not reflected in its level and, therefore, have no effect on the calculation of the payment at maturity.

MSCI EAFE Index®	High	Low	Period End
2002
First Quarter	1,179.43	1,060.01	1,155.60
Second Quarter	1,190.24	1,073.77	1,123.01
Third Quarter	1,128.11	881.44	897.05
Fourth Quarter	988.28	857.43	952.65
2003
First Quarter	984.21	823.51	868.55
Second Quarter	1,074.97	876.58	1,025.74
Third Quarter	1,138.13	1,024.11	1,103.39
Fourth Quarter	1,288.77	1,124.33	1,288.77
2004
First Quarter	1,365.62	1,286.25	1,337.07
Second Quarter	1,360.32	1,226.65	1,327.97
Third Quarter	1,328.19	1,258.55	1,318.03
Fourth Quarter	1,515.48	1,329.37	1,515.48
2005
First Quarter	1,568.18	1,462.16	1,503.85
Second Quarter	1,518.07	1,439.66	1,473.72
Third Quarter	1,618.84	1,450.18	1,618.84
Fourth Quarter	1,696.07	1,533.92	1,680.13
2006
First Quarter	1,841.74	1,684.06	1,827.65
Second Quarter	1,980.26	1,681.70	1,822.88
Third Quarter	1,914.88	1,708.45	1,885.26
Fourth Quarter	2,074.48	1,890.59	2,074.48
2007
First Quarter	2,182.60	2,030.00	2,147.51
Second Quarter (through May 1, 2007)	2,246.65	2,152.13	2,224.25

May 2007	Page 10